Exhibit 99.3


April 15, 2002

Contact:
Peter Pitsiokis, Executive Vice President
Gyrodyne Company of America, Inc.
102 Flowerfield
St. James New York  11780

Tel: (631) 584-5400
Fax: (631) 584-7075


"NASDAQ:GYRO" - ST. JAMES - Gyrodyne Company of America, Inc. (GYRO) announced today that it had executed agreements with Landmark National to develop an 18 hole championship golf course community on its 326 acre Flowerfield Property located on the North Shore of Long Island in St. James and Stony Brook. "The feasibility study for this project was presented and approved by the Board of Directors. It's a very exciting proposal for the Company and our shareholders and we believe it can be achieved in a reasonable amount of time," Gyrodyne President Stephen V. Maroney said. The Landmark National team has planned, designed, built and managed some of the most prestigious residential and resort communities in the world including Kiawah Island Resort, South Carolina; Doonbeg Golf Club, Ireland; PGA West, LaQuinta, California; and the Palm Beach Polo and Country Club, West Palm Beach, Florida.

The Company also reported today that it was postponing its May 10, 2002 annual meeting as a result of earlier announcements regarding the Company's purchase of 111,000 shares of Gyrodyne common stock and the declaration of a 10% stock dividend. Commenting on the dividend, Maroney stated that, "This dividend is not dilutive in any way since the shares being issued basically represent a redistribution of the shares we purchased from K capital."

"The developments of these past few days have created the need to reschedule our annual meeting and establish a new record date. Regulatory filings pertaining to these events should be completed over the next week or so," Maroney added.

In another development, the Company reported it had entered into a contract of sale for promises currently leased to a major Gyrodyne tenant. Flowerfield Celebrations has agreed to a purchase price of $5.4 million for approximately 12 acres of land and various buildings associated with their current catering facility. "These funds enabled us to move forward with our development visions for Flowerfield and gave us the opportunity to redeem the 111,000 shares of common stock," Maroney commented.

Except for historical information contained herein, this release may contain, within the meaning of the federal securities laws, forward-looking statements that are based on management's beliefs and assumptions, current expectations, estimates and projections. Many of the factors that will determine the Company's financial results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. The Company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Important factors and risks that may affect future results include but are not limited to: changes in the real estate industry, changes in laws and regulations, litigation, interest rates, available capital, limitations on future financing, the effects of adverse publicity, uncertainties relating to obtaining government approvals, failure to consummate anticipated transactions, general economic conditions, competition and other risks and uncertainties that are described from time-to-time in the Company's filings with the Securities and Exchange Commission, copies of which are available upon written request from the Company.